SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  Schedule 13G/A
                                 (Rule 13d-102)
                                ________________

INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),(c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                                (Amendment No. 1)

                                 Oncothyreon Inc.
                                 (Name of Issuer)

	             Common Stock, par value $0.0001 per share
                         (Title of Class of Securities)

                                     682324108
                                  (CUSIP Number)

                                 December 31, 2011
          (Date of Event Which Requires Filing of this Statement)


	Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

___________

  * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                PAGE 2 of 16

CUSIP No. 682324108
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
	  I.R.S. Identification No. of above person (entities only).
          Viking Global Investors LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,112,250
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,112,250
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,112,250
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.3%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 3 of 16

CUSIP No. 682324108
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          I.R.S. Identification No. of above person (entities only).
          Viking Global Performance LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,868,650
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,868,650
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,868,650
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.7%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A	                                               PAGE 4 of 16

CUSIP No. 682324108
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          I.R.S. Identification No. of above person (entities only).
          Viking Global Equities LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    995,400
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    995,400
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          995,400
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.3%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                 PAGE 5 of 16

CUSIP No. 682324108
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          I.R.S. Identification No. of above person (entities only).
          Viking Global Equities II LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    57,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    57,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          57,500
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.1%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                 PAGE 6 of 16

CUSIP No. 682324108
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          I.R.S. Identification No. of above person (entities only).
          VGE III Portfolio Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,815,750
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,815,750
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,815,750
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.3%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          CO
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 7 of 16

CUSIP No. 682324108
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          I.R.S. Identification No. of above person (entities only).
          Viking Long Fund GP LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    243,600
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    243,600
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          243,600
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 8 of 16

CUSIP No. 682324108
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          I.R.S. Identification No. of above person (entities only).
          Viking Long Fund Master Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    243,600
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    243,600
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          243,600
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          CO
_____________________________________________________________________________

Schedule 13G/A                                                 PAGE 9 of 16

CUSIP No. 682324108
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          I.R.S. Identification No. of above person (entities only).
          O. Andreas Halvorsen
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Norway
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,112,250
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,112,250
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,112,250
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.3%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 10 of 16

CUSIP No. 682324108
_____________________________________________________________________________

     (1)  NAME OF REPORTING PERSON
          I.R.S. Identification No. of above person (entities only).
          David C. Ott
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,112,250
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,112,250
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,112,250
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.3%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                 PAGE 11 of 16

CUSIP No. 682324108
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          I.R.S. Identification No. of above person (entities only).
          Thomas W. Purcell, Jr.
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,112,250
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,112,250
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,112,250
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.3%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                 PAGE 12 of 16

CUSIP No. 682324108

ITEM 1(a).  NAME OF ISSUER:
            Oncothyreon Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            2601 Fourth Avenue, Suite 500, Seattle, Washington  98121

ITEM 2(a).  NAME OF PERSON FILING:
	    Viking Global Performance LLC ("VGP"),
	    Viking Global Investors LP ("VGI"),
	    Viking Global Equities LP ("VGE"),
	    Viking Global Equities II LP ("VGEII"),
	    VGE III Portfolio Ltd. ("VGEIII")
            Viking Long Fund GP LLC ("VLFGP")
	    Viking Long Fund Master Ltd. ("VLFM")
	    O. Andreas Halvorsen, David C. Ott and
	    Thomas W. Purcell, Jr. (collectively, the "Reporting Persons")

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 55 Railroad Avenue, Greenwich, Connecticut 06830.

ITEM 2(c).  CITIZENSHIP:
            VGE, VGEII and VGI are Delaware limited partnerships, VGEIII and VLFM are Cayman Island exempted companies, and VGP and VLFGP are both Delaware limited liability companies. O. Andreas Halvorsen is a citizen of Norway. David C. Ott and Thomas W. Purcell, Jr. are citizens of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common Stock, par value $0.0001 per share (the "Common Stock")

ITEM 2(e).  CUSIP NUMBER:  682324108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

Schedule 13G/A                                               PAGE 13 of 16

CUSIP No. 682324108

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) [ ] A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J)

	  (K) [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.   OWNERSHIP.

     A.  VGI
          (a)  Amount beneficially owned: 3,112,250
          (b)  Percent of class: 7.3%
	       The percentages used herein and in this Item 4 are calculated based upon the Company's Form 10-Q for the quarterly period ended September 30, 2011 filed on November 8, 2011, which states that as of November 8, 2011 there were 42,682,565 shares of Common Stock outstanding.

          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         3,112,250
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 3,112,250

                  VGI provides managerial services to VGE, VGEII,VGEIII and VLFM. VGI has the authority to dispose of and vote the shares of Common Stock.

	          Based on Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"), VGI may be deemed to beneficially own the shares of Common Stock directly held by VGE, VGEII, VGEIII and VLFM. VGI does not directly own any shares of Common Stock.

Schedule 13G/A                                               PAGE 14 of 16

CUSIP No. 682324108

     B.  VGP
          (a)  Amount beneficially owned: 2,868,650
          (b)  Percent of class: 6.7%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,868,650
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,868,650

		  VGP, as the general partner of VGE and VGEII, has the authority to dispose of and vote the shares of Common Stock directly owned by VGE and VGEII. VGP serves as investment manager to VGEIII and has the authority to dispose of and vote the shares of Common Stock directly owned by VGEIII. VGP does not directly own any shares of Common Stock.

	          Based on Rule 13d-3 of the Act, VGP may be deemed to beneficially own the shares of Common Stock directly held by VGE, VGEII and VGEIII.

     C.  VLFGP
          (a)  Amount beneficially owned: 243,600
          (b)  Percent of class: 0.6%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         243,600
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 243,600

                  VLFGP, serves as the investment manager of VLFM and has the authority to dispose of and vote the shares of Common Stock directly owned by VLFM. VLFGP does not directly own any shares of Common Stock.

                  Based on Rule 13d-3 of the Act, VLFGP may be deemed to beneficially own the shares of Common Stock directly held by VLFM.


      D.  VGE
          (a)  Amount beneficially owned: 995,400
          (b)  Percent of class: 2.3%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         995,400
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 995,400

                   VGE has the authority to dispose of and vote the shares of Common Stock directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, an affiliate of VGP, that provides managerial services to VGE.

      E.  VGEII
          (a)  Amount beneficially owned: 57,500
          (b)  Percent of class: 0.1%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         57,500
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 57,500

                   VGEII has the authority to dispose of and vote the shares of Common Stock directly owned by it, which power may be exercised by its general partner, VGP and by VGI, an affiliate of VGP, which provides managerial services to VGEII.

      F.  VGEIII
          (a)  Amount beneficially owned: 1,815,750
          (b)  Percent of class: 4.3%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         1,815,750
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,815,750

                   VGEIII has the authority to dispose of and vote the shares
		   of Common Stock directly owned by it, which power may be
		   exercised by its investment manager, VGP and by VGI, an
		   affiliate of VGP, which provides managerial services to VGEIII.
		   Viking Global Equities III Ltd. (a Cayman Islands exempted company)
		   invests substantially all of its assets through VGEIII.

      G.  VLFM
          (a)  Amount beneficially owned: 243,600
          (b)  Percent of class: 0.6%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         243,600
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 243,600

                   VLFM has the authority to dispose of and vote the
		   shares of Common Stock directly owned by it, which power may
		   be exercised by its investment manager, VLFGP and by VGI,
		   an affiliate of VLFGP, which provides managerial services
                   to VLFM. Viking Long Fund LP (a Delaware limited partnership)
		   and Viking Long Fund III Ltd. (a Cayman Islands exempted company),
		   through its investment in Viking Long Fund Intermediate LP
		   (a Cayman Islands limited partnership), invest substantially
		   all of their assets through VLFM.

Schedule 13G/A                                                PAGE 15 of 16

CUSIP No. 682324108

       H.  O. Andreas Halvorsen, David C. Ott and Thomas W. Purcell, Jr.
          (a)  Amount beneficially owned: 3,112,250
          (b)  Percent of class: 7.3%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         3,112,250
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 3,112,250

	          Messrs. Halvorsen, Ott, and Purcell, as
	          Executive Committee Members of VGI, VGP, and VLFGP, have shared authority to dispose of and vote the shares of Common Stock beneficially owned by VGI, VGP and VLFGP. None of Messrs. Halvorsen, Ott and Purcell directly owns any shares of Common Stock.

	          Based on Rule 13d-3 of the Act, each may be deemed to beneficially
	          own the shares of Common Stock directly held by VGE, VGE II, VGEIII
		  and VLFM.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Yes, see item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
	  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
	  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
	  Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A                                             PAGE 16 of 16

CUSIP No. 682324108

SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2012
			/s/ O. ANDREAS HALVORSEN
                        By: O. Andreas Halvorsen - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP,VGE III PORTFOLIO LTD. and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC on behalf of itself
                        and VIKING LONG FUND MASTER LTD.

                        /s/ DAVID C. OTT
                        By: David C. Ott- individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP,VGE III PORTFOLIO LTD. and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC on behalf of itself
                        and VIKING LONG FUND MASTER LTD.


                        /s/ THOMAS W. PURCELL, JR.
                        By: Thomas W. Purcell, Jr.- individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP,VGE III PORTFOLIO LTD. and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC on behalf of itself
                        and VIKING LONG FUND MASTER LTD.